WESTBRIDGE CAPITAL CORP.

777 Main Street
Fort Worth, Texas 76102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS to be held

Tuesday, May 13, 1997

To the Holders of Common Stock of Westbridge Capital Corp.:

The Annual Meeting of Stockholders of Westbridge Capital Corp. (the Company) will be held on Tuesday, May 13, 1997 at 10:00 A.M., Fort Worth time, at the Companys corporate office, 777 Main Street, 9th floor, Fort Worth, Texas, for the following purposes:

(1) To elect three (3) directors of the Company, each to serve for a term of three years, and

(2) To ratify the selection by the Board of Directors, of Price Waterhouse LLP as independent accountants.

Only holders of Common Stock of record at the close of business on March 21, 1997 are entitled to notice of and to vote at the meeting. A list of such stockholders may be examined at the offices of the Company during regular business hours for ten full days prior to the meeting as well as at the meeting.

PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. YOU HAVE THE POWER TO REVOKE SUCH PROXY AT ANY TIME BEFORE IT IS VOTED, AND THE GIVING OF ANY SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING. ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.

        By Order of the Board of Directors,

        Martin E. Kantor
        Chairman of the Board
        and Chief Executive Officer
        Fort Worth, Texas
        March 28, 1997

WESTBRIDGE CAPITAL CORP.
PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is being furnished to the stockholders of Westbridge Capital Corp., a Delaware corporation (Westbridge or the Company), in connection with the solicitation by the Board of Directors of the Company (the Board) of proxies for use at the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 13, 1997 at 10:00 A.M., Fort Worth time, at the Companys corporate office, 777 Main Street, 9th floor, Fort Worth, Texas, or any postponements or adjournments thereof (the Meeting). The mailing address of the Company is 777 Main Street, Fort Worth, Texas 76102 and its telephone number is
(817) 878-3300.

At the Meeting, the stockholders of the Company will be asked (i) to elect three directors of the Company, each to serve for a term of three years, and (ii) to ratify the selection by the Board of Price Waterhouse LLP to serve as the Companys independent accountants for 1997.

This Proxy Statement and the enclosed form of proxy are expected to be mailed on or about March 31, 1997. The cost of solicitation of proxies will be borne by the Company. The Company will reimburse its transfer agent, Liberty Bank and Trust of Oklahoma City, National Association, for the reasonable expenses incurred by it in mailing the material for the solicitation of proxies to stockholders of record, and will reimburse nominees for the reasonable expenses incurred by them in mailing the material for the solicitation of proxies to each of their customers who are the beneficial holders of the Companys Common Stock registered in the names of such nominees. In addition to solicitation by mail, officers and employees of the Company may solicit proxies by telephone, facsimile, or in person. Proxies in the form enclosed, properly executed by stockholders and returned to the Company and not revoked, will be voted at the Meeting. The proxy may be revoked at any time before it is exercised by giving notice of revocation to the Secretary of the Company, by executing a later-dated proxy or by attending and voting in person at the Meeting.

VOTING, RECORD DATE AND QUORUM

Proxies will be voted as specified or, if no direction is indicated on a proxy, it will be voted FOR the election of the three nominees named under the caption Election of Directors; and FOR the ratification of the selection of Price Waterhouse LLP as independent accountants for 1997. As to any other matter or business which may be brought before the Meeting, a vote may be cast pursuant to the proxy in accordance with the judgment of the person or persons voting the same, but the Board does not know of any such other matter or business.

The close of business on March 21, 1997 has been fixed as the record date for the determination of stockholders entitled to vote at the Meeting the 6,075,156 shares of Common Stock that were outstanding as of that date. Each stockholder will be entitled to cast one vote, in person or by proxy, for each share of Common Stock held. The presence, in person or by proxy, of the holders of at least a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Meeting. The affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Meeting (not including abstentions and broker non-votes) is required for the election of directors, and the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting (including abstentions but not including broker non-votes) is required for the ratification of Price Waterhouse LLP as the Companys independent accountants. The Board recommends the election of the three nominees named under Election of Directors, and the ratification of the selection of Price Waterhouse LLP as independent accountants.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of March 7, 1997, the name and address of each person known by the Company to own beneficially, directly or indirectly, more than five percent of the outstanding shares of Common Stock (its only class of voting securities):

                                                     Number
Name and Address                                    of Shares       Percent

Martin E. Kantor (1)                                 707,559         11.65%
777 Main Street
Fort Worth, Texas 76102

George M. Garfunkel (2)                              454,568          7.48%
111 Great Neck Road, Suite 503
Great Neck, New York 11021

President & Fellows of Harvard College (3)           594,530          8.91%
c/o Harvard Management Company, Inc.
600 Atlantic Avenue Boston, Massachussets 02210

Heartland Advisors, Inc. (4)                         388,800          6.40%
790 Milwaukee Street
Milwaukee, Wisconsin 53202

Edwin S. Marks (5)                                   346,100          5.70%
135 East 57th Street
New York, New York 10022

------------

(1) Based upon information supplied by Mr. Kantor. Mr. Kantor has sole voting and dispositive power as to the shares indicated above. Excludes 440,408 shares (7.25%) held in trusts established by Mr. Kantor for the benefit of his children and grandchildren over which he has no voting or investment power and as to which Mr. Kantor disclaims beneficial ownership.

(2) Based upon information supplied by Mr. Garfunkel. Includes 440,408 shares beneficially owned by Mr. Garfunkel as trustee under various trusts established by Mr. Kantor and referred to in Note (1) above, over which Mr. Garfunkel has sole voting and investment power.

(3) Based upon information provided by the stockholder and represents the number of shares of Common Stock into which the shares of Series A
     Cumulative Convertible Exchangeable Redeemable Preferred Stock (Series A Preferred Stock) held by such holder are convertible. Each share of Series A Preferred Stock, which generally does not vote with the Common Stock in the election of directors or on other matters, is convertible into 118.906 shares of Common Stock.

(4) Based upon the stockholders Schedule 13G dated February 7, 1997, the shares are held in investment advisory accounts of Heartland Advisors, Inc. Therefore, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares.

(5) Based upon the stockholders Schedule 13D dated January 21, 1997. Mr. Marks has sole voting and dispositive power with respect to 175,700 of the 346,100 total shares indicated above. Mr. Marks has shared voting and dispositive power with respect to the remaining 170,400 shares beneficially owned by Nancy A. Marks and the Marks Family Foundation.

ELECTION OF DIRECTORS

The Companys Restated Certificate of Incorporation and By-Laws provide that the members of the Board shall be divided into three classes with approximately one-third of the directors to stand for election each year for three-year terms. The total number of directors comprising the Companys Board is currently set by the Board pursuant to the Companys By-Laws at ten. Of this number, three members of the Board have terms expiring, and are nominees for election, at the 1997 Annual Meeting of Stockholders, four members of the Board have terms expiring at the 1998 Annual Meeting of Stockholders, and three members of the Board have terms expiring at the 1999 Annual Meeting of Stockholders.

If the enclosed proxy card is duly executed and received in time for the Meeting, and if no contrary specification is made as provided therein, it will be voted in favor of the election as directors of the three nominees named below. Should any nominee for director become unable or unwilling to accept election, proxies will be voted for a nominee selected by the Board, or the size of the Board may be reduced accordingly. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve if elected to office and, to the knowledge of the Board, such nominees intend to serve the entire term for which election is sought. Any vacancy occurring during the term of office of any director may be filled by the remaining directors for the balance of such unexpired term. All the nominees for directors are presently directors of the Company.

The Board recommends that the stockholders vote FOR the three nominees named below.

The following information concerning each of the three nominees as director, and each current director in the classes continuing in office, is provided as of March 7, 1997:

Nominees for Three-Year Terms Expiring in 2000

Arthur W. Feinberg (age 73) has been a director of Westbridge since 1985. Mr. Feinberg has served as the Chief of Geriatric Medicine of the Department of Medicine of North Shore University Hospital, Manhasset, New York since prior to 1992. Dr. Feinberg also has been a Professor of Clinical Medicine at Cornell University Medical College since prior to 1992. Dr. Feinberg was formerly a Regent and Chairman of the Board of Governors of the American College of Physicians.

George M. Garfunkel (age 58) has been a director of Westbridge since 1994. Mr. Garfunkel is a founding partner of the Great Neck, New York law firm of Garfunkel, Wild & Travis P.C., which specializes in the representation of clients in the health care industry. He is also a director of Berkshire Taconic Community Foundation, Inc.

Peter J. Millock (age 50) has been a director of Westbridge since July 1996. Mr. Millock has served as counsel in private practice with the law firm of Nixon, Hargrave, Devans & Doyle LLP, Albany, New York since 1995. Prior to 1995, Mr. Millock served as General Counsel and Chief Legal Officer of the New York State Department of Health for 15 years. He is also an Associate Professor for the State University of New York, School of Public Health.

Directors Continuing in Office Until 1998

Martin E. Kantor (age 74) has been a director of Westbridge since 1982. Mr. Kantor has served as Chairman of the Board and Chief Executive Officer of Westbridge since January 1993, and had served as Chairman of the Board, President and Chief Operating Officer of Westbridge since prior to 1992. Mr. Kantor has also served as Chairman of the Board of National Foundation Life Insurance Company (NFL) since prior to 1992, and also became Chief Executive Officer of NFL in 1985. Following the acquisition of each of National Financial Insurance Company (NFIC), American Insurance Company of Texas (AICT), and Freedom Life Insurance Company of America (FLICA), Mr. Kantor was appointed Chairman of the Board and Chief Executive Officer of each entity.

Joseph C. Sibigtroth (age 81) has been a director of Westbridge since 1984. Mr. Sibigtroth is a retired Consulting Actuary and had been a private consulting actuary since prior to 1992. Mr. Sibigtroth previously served as Chairman of both the Mortality and Morbidity Committees of the American Society of Actuaries, and as Treasurer of the New York State Guaranty Corporation.

Barry L. Stevens (age 50) was elected a director of Westbridge in 1997. Mr. Stevens has been the director of the Bureau of Investments for the Treasury Department, State of Michigan, since February 1989. From January 1985 to February 1989, Mr. Stevens served as the Assistant Director, Bureau of Investments for the Treasury Department, State of Michigan. Prior to that period, Mr. Stevens served as Senior Equity Analyst and Administrator of the Equity Division, Treasury Department, State of Michigan.

Barth P. Walker (age 82) has been a director of Westbridge since 1982. Mr. Walker has been a senior member of Walker & Walker, a law firm in Oklahoma City, Oklahoma since prior to 1992.

Directors Continuing in Office Until 1999

Marvin H. Berkeley (age 74) has been a director of Westbridge since 1982. Dr. Berkeley has served as Professor of Management of the University of North Texas, Denton, Texas, since prior to 1992, and is former Dean of the College of Business Administration of the University of North Texas. Dr. Berkeley is also a director of Irving National BankShares, Inc., Irving, Texas. Dr. Berkeley is a former advisory director of Enersyst Development Center, Inc., a former director of John Watson Landscape Illumination, Inc., and a former Governor of International Insurance Society, Inc.

Glenn O. Phillips (age 67) has been a director of Westbridge since 1987. Mr. Phillips is an Insurance Consultant and has served as Partner with Professional Insurance Group since December 1994. Mr. Phillips served as a Consultant for the National Registry Corp. from June 1994 through 1995 and as President and Director of Financial Services of America from 1991 through 1994.

James W. Thigpen (age 60) has been a director of Westbridge since 1985. Mr. Thigpen has served as President and Chief Operating Officer of Westbridge since January 1993, and had served as Executive Vice President of Westbridge since prior to 1992. Mr. Thigpen has also served as President and Chief Operating Officer of NFL since prior to 1992. Following the acquisition of each of NFIC, AICT and FLICA, Mr. Thigpen was appointed President and Chief Operating Officer of each entity.

Board Committees

The Board formed an Executive Committee on June 22, 1995. The Executive Committee is composed of Mr. Garfunkel (Chairman), Dr. Feinberg and Mr. Kantor. The Executive Committee possesses all the powers and authority of the Board in the management and direction of the business and affairs of the Company, except as limited by law. The Executive Committee met once during 1996.

The Board formed a Compensation Committee on May 30, 1996. The Compensation Committee is composed of Mr. Phillips (Chairman), Mr. Garfunkel and Dr. Feinberg. The Compensation Committee has responsibility for reviewing and approving salaries, bonuses and other compensation and benefits of executive officers, and advising management regarding benefits and other terms and conditions of compensation for executive officers. The Compensation Committee met twice during 1996.

The Audit Committee of the Board is composed of Mr. Walker (Chairman), Dr. Berkeley, and Mr. Sibigtroth. The Audit Committee, which met twice during 1996, recommends to the Board the firm to be employed as the Companys independent accountants, reviews details of each audit engagement and audit reports, including all management reports by the independent accountants regarding internal controls, and reviews resolution of any material matters with respect to appropriate accounting principles and practices to be used in preparation of the Companys financial statements.

The Board does not have a Nominating Committee.

The Board met four times during 1996. Each member of the Board attended at least 75% of the Board meetings and all meetings of any committee of the Board on which such Director served during 1996.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Compensation

The following table sets forth information on cash and other compensation paid or accrued for each of the fiscal years ended December 31, 1996, 1995 and 1994 to those persons who were at the end of the 1996 fiscal year the Chief Executive Officer and the four most highly compensated executive officers of the Company, for services in all capacities to the Company and its subsidiaries.

                               Annual Compensation

                                                               Long-Term Compensation/
                                                                 Awards/Securities
Name and                                                            Underlying       All Other
Principal Position ...........     Year      Salary      Bonus       Options(#)    Compensation**
Martin E. Kantor .............     1996     $477,462   $      0             0         $  2,850
Chairman of the ..............     1995     $403,615   $ 50,000             0         $  2,772
Board and Chief ..............     1994     $366,923   $ 60,000             0         $  2,310
Executive Officer

James W. Thigpen .............     1996     $387,692   $      0             0         $  2,375
President and Chief ..........     1995     $346,638   $ 50,000             0         $  2,310
Operating Officer ............     1994     $305,869   $ 60,000             0         $  2,310

Stephen D. Davidson ..........     1996     $255,048   $      0             0         $  2,375
Executive Vice ...............     1995     $183,462   $ 40,000        30,000         $  2,310
President and Chief ..........     1994     $107,821   $ 30,000        25,000         $    846
Marketing Officer

Patrick J. Mitchell ..........     1996     $204,519   $      0             0         $  1,425
Executive Vice President, 1995              $ 55,819   $ 25,000        25,000         $      0
Chief Financial Officer ......     1994     $      0   $      0             0         $      0
and Treasurer

Dennis A. Weverka ............     1996     $173,962   $      0             0         $  2,375
Executive Vice ...............     1995     $158,231   $ 15,000        10,000         $  2,643
President ....................     1994     $142,942   $ 30,000             0         $  2,310

 --------
(1)Amounts shown represent matching contributions of the Company credited to the named executive officers under the Companys 401(k) plan.

Each director of the Company who is not a salaried employee or consultant of NFL receives $2,500 per meeting of the Board attended. Additionally, all Audit Committee members who attend special Audit Committee meetings which do not coincide with meetings of the Board receive $1,000 per special Audit Committee meeting attended. All directors are reimbursed for their expenses incurred in attending meetings of the Board. Additionally, Dr. Feinberg received $6,000 in consultation fees from the Company during 1996.

OPTIONS GRANTED IN LAST FISCAL YEAR

Each non-employee director is entitled to receive automatic, non-discretionary and fixed annual grants of stock options under the 1992 Stock Option Plan (the 1992 Plan), subject to the availability of shares of Common Stock issuable under the 1992 Plan. Pursuant to the 1992 Plan, a stock option to acquire 5,000 shares of Common Stock was granted to each non-employee director serving as a member of the Board on January 14, 1993. Thereafter, a stock option to acquire 1,000 shares of Common Stock was and will automatically be granted each succeeding year (immediately following the Companys annual meeting of stockholders) to each non-employee director serving as a member of the Board at such time. Additionally, each non-employee director, upon becoming a member of the Board for the first time, is entitled to receive a stock option to purchase 5,000 shares of Common Stock. The option price per share is the average of the mean high and low trading prices for the Common Stock for the fifth through the ninth trading day following the relevant grant date. Each option becomes exercisable on the first anniversary of the date of grant and may thereafter be exercised in whole or in part during the term of the option by payment of the full option price for the number of underlying shares to be acquired upon any such exercise. Each option will expire seven years after the date on which the option is granted, subject to earlier termination upon an optionees termination of service as a director, other than as a result of retirement, death or disability. During 1996, a stock option to acquire 4,000 shares of Common Stock was granted to Mr. Millock. There were no other stock options granted to any of the named executive officers or non-employee directors under the Plan.

Each non-employee director who has not been an employee during the one year period immediately preceding (a) the initial grant date (as defined below and with respect to any initial grant to such member) and (b) any annual grant date (as defined below and with respect to any annual grant to such member) (an Eligible Director) shall automatically participate in the fixed formula grant portion of the restricted Stock Plan. Each eligible director shall automatically be granted 5,000 shares of restricted Common Stock immediately following the Companys annual stockholders meeting at which the eligible director is first elected to the Board (the Initial Grant Date), commencing with the 1996 Annual Meeting (each, an Initial Grant). In addition, each eligible director who does not receive the grant described in the preceding sentence shall automatically be granted 1,000 shares of restricted Common Stock each year, immediately following the Companys annual stockholders meeting in such year (the Annual Grant Date) commencing with the 1996 Annual Meeting (each, an Annual Grant). All shares of restricted Common Stock granted to eligible directors shall become 100% vested on the first anniversary of the Initial Grant Date or the Annual Grant Date that relates to any such award. During 1996, each eligible non-employee director, other than Mr. Millock, received a grant of 1,000 shares of restricted Common Stock pursuant to the restricted Stock Plan.

The following table sets forth, as to the named executive officers, the exercise of stock options during the last fiscal year and the value of unexercised options as of the end of the last fiscal year under the Companys employee stock option plans:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                            Number of              Value of
                                                       Securities Underlying   Unexercised In-The-
                                                        Unexercised Options      Money Options
                                  Shares                at Fiscal Year End     at Fiscal Year End
  Name and Principal            Acquired        Value     (Exercisable/         (Exercisable/
      Position                 On Exercise     Realized   Unexercisable)         Unexercisable
        (a)                       (b)            (c)            (d)                  (e)

Martin E. Kantor                  ---            ---            ---                  ---
Chairman of the Board
and Chief Executive Officer

James W. Thigpen                12,500        $75,000         34,500/             $238,638/
President and Chief                                                0                   $ 0
Operating Officer

Stephen D. Davidson               ---            ---          65,000/             $219,700/
Executive Vice President                                           0                   $ 0
and Chief Marketing Officer

Patrick J. Mitchell               ---            ---          25,000/             $108,750/
Executive Vice President                                           0                   $ 0

Dennis A. Weverka                 ---            ---          26,265/             $131,927/
Executive Vice President                                           0                   $ 0

The values listed in columns (c) and (e) represent the difference between the estimated market value of the Companys Common Stock and the exercise price of the options at exercise and at December 31, 1996, respectively.

Employment Agreements

The Company has entered into a separate employment agreement with each of Martin
E. Kantor and James W. Thigpen (each, an Employee and collectively, the Employees), pursuant to which Mr. Kantor is employed as the Chairman of the Board and Chief Executive Officer of the Company and NFL and Mr. Thigpen is employed as the President and Chief Operating Officer of the Company and NFL (the Employment Agreements). The Company has agreed to employ each of the Employees for a period commencing on April 1, 1996, and ending on the fifth anniversary of such date. Each Employees employment period will be automatically extended each year thereafter unless an Employee, with respect to his own employment, or the Company gives notice to the contrary.

Effective January 1, 1997, Mr. Kantors base salary is $492,000 per annum and Mr. Thigpens base salary is $400,000 per annum. Each Employees base salary will be reviewed annually for increase at the sole discretion of the Companys Board. The Employees are also entitled to participate in and receive all benefits under any and all bonus, short- or long-term incentive, savings and retirement plans, and welfare benefit plans, practices, policies and programs maintained or provided by the Company and/or its subsidiaries for the benefit of senior executives.

If an Employees employment is terminated by reason of death, or by the Company due to disability (as defined in the Employment Agreements), such Employee or his legal representative will be entitled to, among other things, (a)(i) in the case of death, (x) his base salary for a period of three months after the date of death, plus (y) a death benefit in an amount equal to three times the base salary at the rate in effect on the date of termination less any amounts paid to the Employees beneficiary(ies) pursuant to the group and/or other corporate life insurance policies maintained by the Company or NFL, and (ii) in the case of disability, his base salary for 36 months after the date of termination; (b) certain accrued benefits and a pro rata bonus payment for the year in which such death or disability occurs, and (c) immediate and accelerated vesting of all restricted stock grants previously awarded to the Employee. If an Employees employment is terminated by the Company without cause, or by the Employee for good reason (as defined in the Employment Agreements and which, in the case of Mr. Kantors Employment Agreement, includes the occurrence of a change in control as defined therein), such Employee will be entitled to (a) a lump sum payment equal to three times the sum of (i) his base salary, and (ii) the highest annual bonus awarded to him, (b) certain accrued benefits, (c) continuation of the health and welfare benefits, and (d) immediate and accelerated vesting of all restricted stock grants previously awarded to the Employee. If an Employees employment is terminated for cause (as defined in the Employment Agreements), such Employee will be entitled to, among other things, (a) his base salary through the date of termination and (b) certain accrued benefits. If the Company terminates his employment (other than due to death, disability, or for cause), such Employee will be entitled to, among other things, (a) his base salary through the date of termination, (b) certain accrued benefits, and (c) continuation of the health and welfare benefits. In addition to the foregoing, if Mr. Kantors employment is terminated other than for cause, Mr. Kantor will be entitled to repayment, within thirty business days after the date of termination, of the outstanding principal amount (and any accrued, but unpaid, interest through the date of repayment) of any loans (including the Senior Note) (as defined under the caption Certain Transactions below), or other advances made by him to the Company, NFL or any affiliate of either such entity.

If any payment or distribution by the Company or any subsidiary or affiliate to an Employee would be subject to any golden parachute payment excise tax or similar tax, and if, and only if, such payments less the excise tax or similar tax is less than the maximum amount of payments which could be payable to the Employee without the imposition of the excise tax or similar tax, then and only then, and only to the extent necessary to eliminate the imposition of the excise tax or similar tax (and after taking into account any reduction in the payments provided by reason of Section 280G of the Code in any other plan, arrangement or agreement), (A) any cash payments under the Employment Agreement shall first be reduced (if necessary, to zero), and (B) all other non-cash payments under the Employment Agreement shall next be reduced.

If an Employees employment is terminated by the Company for cause or if an Employee voluntarily terminates his employment without good reason, for a period of eighteen months, such Employee shall not (i) solicit or take away the patronage of (a) any customers or agents of the Company, NFL or any affiliate of either as of the date of such termination, or (b) any prospective customers or agents of the Company or any affiliate whose business the Company and/or NFL was actively soliciting on the date of such termination, and with which the Employee had business contact while employed by the Company and NFL, or (ii) directly or indirectly, induce or solicit any Employees or agents of the Company, NFL or any affiliate of either to leave or terminate their employment or agency relationship with the Company or NFL.

If a claim for payment or benefits under the Employment Agreements is disputed, the Employees will be reimbursed for all attorney fees and expenses incurred in pursuing such claim, provided that the Employees are successful as to at least part of the disputed claim by reason of litigation, arbitration or settlement. In addition, the Employment Agreements provide that if the Employees are made a party or are threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that either is or was a director or officer of the Company or any subsidiary or is or was serving at the request of the Company or any subsidiary as a director, officer, member, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, each will be indemnified and held harmless by the Company or a subsidiary of the Company to the fullest extent authorized by applicable law against all expenses incurred or suffered by the Employees. This indemnification will continue as to the Employees even if the Employees have ceased to be an officer, director or agent, or are no longer employed by the Company or any subsidiary.

The Company has also entered into a separate agreement with each of Stephen D. Davidson, Patrick J. Mitchell and Dennis A. Weverka, pursuant to which each such person is entitled to participate in and receive all benefits provided to senior officers of the Company and to receive a severance payment upon the termination of his or her employment by the Company for reasons other than cause, as applicable. The amount of severance payable to Mr. Davidson would equal the aggregate salary and bonus paid to Mr. Davidson during the calendar year preceding any such termination of employment; provided, that if such aggregate amount is less than $400,000, then an additional amount not to exceed $400,000 minus the aggregate paid in respect of such preceding years salary and bonus, shall be paid to Mr. Davidson based on the difference between the then current market price of the Common Stock and the exercise price of certain options to acquire Common Stock then held by Mr. Davidson. The amount of severance payable to each of Mr. Mitchell and Mr. Weverka would equal the aggregate salary (excluding bonus) paid to such person during the calendar year preceding any such termination of employment, equal to the aggregate salary (excluding any bonus) paid to such person during the prior calendar year. Pursuant to the agreement with Mr. Davidson, Mr. Davidson is employed as the President of the Company s wholly-owned subsidiary, Westbridge Marketing Corporation, for a period commencing on January 1, 1996 and ending on the fifth anniversary on such date. Effective January 1, 1997, Mr. Davidsons base salary is $262,500 per annum.

Compensation Committee Interlocks and Insider Participation

Prior to the formation of the Companys Compensation Committee on May 30, 1996, the Companys Board determined the compensation for the Companys executive officers. Martin E. Kantor, who served as Chairman of the Board, Director and Chief Executive Officer of the Company during 1996, and James W. Thigpen, who served as Director, President and Chief Operating Officer of the Company during 1996, participated in deliberations of the Board concerning executive officer compensation. See Certain Transactions for a description of transactions between the Company and Messrs. Kantor and Thigpen. Since its formation, the Compensation Committee has consisted of Messrs. Phillips (Chairman), Garfunkel and Dr. Feinberg, all of whom are outside directors.

Certain Transactions

As of March 25, 1997, James W. Thigpen was indebted to the Company in the aggregate amount of $97,500. Such indebtedness is in the form of interest-free salary advances, the most recent of which occurred on April 1, 1991, in the amount of $70,000. Since January 1, 1996, the largest aggregate amount of indebtedness was $104,500. Mr. Thigpen has agreed to repay the full amount of this indebtedness on or prior to December 31, 1999.

On December 13, 1995, Mr. Kantor, the Chairman of the Board and Chief Executive Officer of the Company, made a $1 million loan to the Company which is evidenced by a 10% Senior Note due December 22, 2002 (the Senior Note). In connection with the loan, Mr. Kantor received a warrant to purchase 135,501 shares of the Companys Common Stock at an exercise price of $7.38 per share, subject to certain adjustments (the Warrant). The Senior Note is subject to mandatory prepayment upon the termination of Mr. Kantors employment with the Company other than for cause. Mr.

Kantors exercise of the Warrant is subject to significant restrictions, including the approval of holders of the Companys Common Stock and Series A Preferred Stock.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is responsible for reviewing and approving the Companys compensation policies and compensation for executive officers. The following report was prepared by the Compensation Committee after its meeting on March 13, 1997.

Executive Compensation Policies

The Companys executive compensation policy is designed to attract and retain executives and motivate them through a combination of cash and stock-based compensation. The components of executive compensation are as follows:

Base Salary - Cash salary is the primary element of executive officer compensation. The Compensation Committee determines the level of compensation based on the nature of the position, contribution, experience and Company tenure of the executive officer.

Bonus - In 1982, the Board established a cash bonus plan for certain key officers and employees. Although cash bonuses are granted on a discretionary basis primarily to reward individual contribution and thus are not necessarily tied to any particular measure or level of corporate performance, such bonuses have generally been awarded more liberally following years in which the Company has achieved earnings and revenue growth. The Compensation Committee awarded no cash bonuses in 1996.

Stock Options - Executive officers are eligible to receive periodic grants of non-qualified stock options under the 1992 Plan, as amended. The awards are intended to retain and motivate executive officers to achieve superior market performance of the Companys stock. During 1996 no stock options were granted to eligible key employees (including executive officers) and directors.

Restricted Stock - In 1996, the Company adopted its 1996 Restricted Stock Plan. The executive officers are entitled to participate in this Plan and to receive shares of restricted Common Stock which are awarded at the discretion of a special committee appointed under such Plan. No shares of restricted Common Stock were awarded to executive officers in 1996.

Other Benefit Plans - The Company has adopted a broad package of employee benefit plans in which Executive officers are permitted to participate on the same terms as other eligible employees of the Company. In addition to group life and health insurance plans, the Company has adopted a 401(k) plan under which the Company provides matching contributions, all of which is invested in Common Stock.

Section 162(m) of the Internal Revenue Code - The Company has not awarded any compensation that is non-deductible under Section 162(m) of the Internal Revenue Code and does not anticipate doing so in the foreseeable future. In the event that the Company determines to award compensation in an amount in excess of the amount which may be deducted under Section 162(m), the Company will determine whether it will conform its compensation to comply with such provision.

Compensation of Chief Executive Officer

In approving Martin E. Kantors 1996 cash salary, the Compensation Committee considered that 1995 total revenues increased substantially as a result of the expansion of the Companys marketing operations.

Submitted By the Compensation Committee

        Arthur W. Feinberg      George M. Garfunkel     Glenn O. Phillips

PERFORMANCE GRAPH

The following line graph demonstrates the performance of the cumulative total return to the holders of the Common Stock during the previous five years in comparison to the cumulative total return on the Russell 2000 Index and with certain peer issuers of the Company. The Peer Group referenced in the line graph includes: AFLAC, Inc.; Aon Corporation; Providian Corp. (formerly Capital Holding Corp.); Pioneer Financial Services, Inc. and Provident Companies, Inc. (formerly Provident Life & Accident Insurance Company).

                      Comparative Five-Year Total Returns*
               WESTBRIDGE CAPITAL CORP., RUSSELL 2000, PEER GROUP
                     (Performance Results through 12/31/96)

[GRAPHIC OMITTED]

               1991     1992      1993      1994      1995      1996
            ---------------------------------------------------------
WBC         $100.00   $460.00   $530.00   $590.00   $530.00   $780.00

RUSSELL
2000        $100.00   $118.41   $140.80   $138.01   $177.26   $206.49

PEER
GROUP       $100.00   $125.81   $127.80   $123.54   $182.36   $247.49


Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in WBC Common Stock, Russell 200 Index and Peer Group.

*Cumulative total returns assumes reinvestment of dividends.

                                                        Source: Value Line, Inc.

Factual material is obtained from sources believed to be reliable, but the publisher is not responsible for any errors or omissions contained herein.

Security Ownership of Management

The following table sets forth as of March 7, 1997 (except for 401(k) shares, see Other Benefit Plans under the heading Report of the Board of Directors on Executive Compensation, owned by Messrs. Davidson, Kantor, Mitchell, Thigpen, Weverka and all executive officers through participation in the Companys 401(k) Plan, which are as of November 30, 1996), the number and percentage of shares of Common Stock owned by the directors of the Company and all nominees as directors, each of the executive officers named in the table under Summary of Compensation and all executive officers and directors as a group. To the Companys knowledge, the persons listed below each have sole voting and investment power as to all shares indicated as owned by them.

                                          Number of
Name                                      Shares Owned    Percent

Marvin H. Berkeley (i)                       18,200          *
Stephen D. Davidson (i) (ii)                 67,343        1.10
Arthur W. Feinberg (i)                       19,098          *
George M. Garfunkel (i) (iii)               454,568        7.48
Martin E. Kantor (ii) (iv)                  707,559       11.65
Peter J. Millock                                  0          *
Patrick J. Mitchell (i) (ii)                 25,270          *
Glenn O. Phillips (i)                         7,500          *
Joseph C. Sibigtroth (i)                      8,000          *
James W. Thigpen (i) (ii)                   142,718        2.35
Barth P. Walker (i) (v)                      10,379          *
Dennis A. Weverka (i) (ii)                   62,360        1.03
All executive officers and
directors as a group (14) (vi)            1,748,728       28.78%
------------------
* Less than 1%

(i) The number of shares owned by Messrs. Berkeley, Davidson, Feinberg, Garfunkel, Mitchell, Phillips, Sibigtroth, Thigpen, Walker and Weverka, includes 7,000, 65,000, 7,000, 6,000, 25,000, 7,000, 7,000, 10,000, 7,000 and 26,265
shares, respectively, subject to stock options granted and exercisable within sixty (60) days under the Companys stock option plans.

(ii) The number of shares owned by Messrs. Davidson, Kantor, Mitchell, Thigpen and Weverka, includes 808, 6,597, 170, 6,618 and 5,104 shares, respectively, which are owned through participation in the Companys 40l(k) plan.

(iii) See Note (2) under Principal Stockholders.

(iv) See Note (1) under Principal Stockholders.

(v) Excludes 238,606 shares (3.91%) held in trusts established by Mr. Walker for the benefit of his children and grandchildren over which he has no voting or investment power and as to which Mr. Walker disclaims beneficial ownership.

(vi) The number of shares owned by all executive officers and directors (except Barry L. Stevens, who was appointed to the Board after March 7, 1997) includes an aggregate of 236,029 shares (3.89%) subject to stock options granted and exercisable within sixty (60) days to all executive officers and directors as a group under the Companys stock option plans and 25,229 shares owned through participation in the Companys 401(k) Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, required the Companys directors and executive officers, and persons who own more than 10% of the Common Stock, to file with the Securities and Exchange Commission (the SEC) and the New York Stock Exchange, reports of ownership and changes in ownership of the Common Stock. Directors, executive officers and greater-than-10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. The Securities and Exchange Commission adopted Rule 16a-13 as of August 15, 1996 requiring Form 4 reporting of options exercised. Each of Margaret A. Megless, Michael D. Norris and James W. Thigpen was unaware of the adoption of such rule and, as a result, did not file a Form 4 to report options which were exercised approximately two weeks after the adoption of this rule. Each such exercise was reported on the respective Form 5 which was timely and accurately filed by each such person. Each of Marvin H. Berkeley, Arthur W. Feinberg, George M. Garfunkel, Glenn O. Phillips, Joseph C. Sibigtroth and Barth P. Walker, inadvertently failed to report in the Form 5 filed for 1996 the grant of restricted Common Stock received under the Companys 1996 Restricted Stock Plan. Amendments to the Form 5 for each such director have been prepared to reflect such grants. Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during 1996, all other filing requirements applicable to its directors, executive officers and greater-than-10% stockholders were complied with.

RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

The Board has selected the firm of Price Waterhouse LLP as the independent accountants of the Company for the fiscal year ending December 31, 1997. Price Waterhouse LLP has acted for the Company in such capacity since the Companys incorporation in 1982 and previously for NFL. The Board proposes that the stockholders ratify such selection at the Meeting.

If the stockholders do not ratify the selection of Price Waterhouse LLP by the affirmative vote of a majority of the votes cast at the Meeting on this proposal, the selection of independent accountants will be reconsidered by the Board.

Representatives of Price Waterhouse LLP are expected to be present at the Meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate questions.

The Board recommends that the stockholders vote FOR the ratification of the Companys selection of independent accountants.

PROPOSALS OF STOCKHOLDERS

Proposals that stockholders wish to include in the Companys proxy materials relating to the 1998 Annual Meeting of Stockholders of the Company must be received by the Company no later than January 15, 1998.

The By-Laws provide that proposals of stockholders to be included in the Companys proxy materials relating to the 1998 Annual Meeting of Stockholders may be presented at the 1998 Annual Meeting of Stockholders only if the Secretary of the Company has been notified of the nature of the proposal and is provided certain additional information not less than seventy (70) days nor more than ninety (90) days before the first anniversary of the 1997 Annual Meeting of Stockholders and the proposal is a proper one for stockholder action.

The By-Laws also require that notice of nominations of persons for election to the Board at the 1998 Annual Meeting of Stockholders, other than those made by or at the direction of the Board, must be received by the Secretary of the Company not less than seventy (70) days nor more than ninety (90) days before the first anniversary of the 1997 Annual Meeting of Stockholders. The notice must present certain information concerning the nominees and the stockholder making the nominations, as set forth in the By-Laws. The Secretary of the Company also must receive a statement of any such nominees consent to serve if elected.

OTHER MATTERS

The Board does not intend to present any matter for action at the Meeting other than the matters referred to in the accompanying Notice, and knows of no other matter to be presented that is a proper subject for action by the stockholders at the Meeting. However, if any other matter should properly come before the Meeting, it is intended that votes will be cast pursuant to the authority granted by the enclosed proxy, in accordance with the best judgment of the person acting under the proxy.

A form of proxy is enclosed for your use. Please date, sign, and return the proxy at your earliest convenience. A prompt return of your proxy will be appreciated.

By order of the Board of Directors,
/S/ Michael D. Norris
Michael D. Norris
Vice President and Secretary